UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16

Form 4 or Form 5 obligations may continue. See Instructions 1(b)

1. Name and Address of Reporting Person
   Harold I. Schein
   CDX Corporation
   One Richmond Square
   Providence, RI  02906
   US


2. Issuer Name and Ticker or Trading Symbol
   CDX CORPORATION

   Ticker "CDXX"


3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year

   June 30, 1998


5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other

   (specify below)

   Chairman. CEO and 10% Owner


7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
__________________________________________________________________________________________________________________________________
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |      |7.Nature of Indirect
                           | Transaction |  or Disposed of (D)              |  Securities       |6.Dir |  Beneficial Ownership
                           |      |      |                                  |  Beneficially     |ect   |
                           |      |    | |                  |   |           |  Owned at End     |(D)or |
                           |      |    | |                  | A/|           |  of Issuer's      |Indir |
                           | Date |Code|V|    Amount        | D |    Price  |  Fiscal Year      |ect(I)|
__________________________________________________________________________________________________________________________________
COMMON STOCK (voting)      |06/30/|D   | |3,936,871***      |A  |Beneficial |3,936,871          |D     |N/A
                           |98    |    | |                  |   |           |                   |      |
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__________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|
___________________________________________________________________________________________________________________________________
                                                                                                                      <C
                      |        |     |    | |           |   |     |     |            |       |       |            |   |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |
___________________________________________________________________________________________________________________________________

Explanation of Responses

*** These shares were acquired in a transaction of initial ownership issuance, as well as in connection with conversion of debt to equity.

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SIGNATURE OF REPORTING PERSON

/s/ Harold I. Schein

DATE

JUNE 30, 1998